EXHIBIT 99.4

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

FRANKLIN FINANCIAL NETWORK, INC.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the proxy statement/prospectus included in this registration statement on Form S-4 of Franklin Financial Network, Inc. (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Reorganization and Bank Merger dated December 14, 2015, by and among the Company, Franklin Synergy Bank, and Civic Bank & Trust, and to the filing of this consent as an exhibit to this registration statement.

/s/ Dr. Anil Patel

Dr. Anil Patel

Dated: February 12, 2016